Exhibit 99.1

Mesa Labs Reports Record Quarterly Sales and Higher Earnings

          LAKEWOOD, Colo., Nov. 7 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported higher sales and earnings for both its fiscal second quarter and six months ended September 30, 2005.

          For the second quarter of fiscal 2006, net sales increased 27 percent to $2,961,000 from $2,337,000 in the same quarter last year.  Net income for the quarter increased 46 percent to $801,000 or $.26 per diluted share compared to $548,000 or $.17 per diluted share one year ago.

          For the first six months of fiscal 2006, net sales increased 11 percent to $5,401,000 from $4,876,000 in the same period last year.  Net income for the first six months increased 14 percent to $1,341,000 or $.43 per diluted share compared to $1,174,000 or $.37 per share one year ago.

          Sales increased significantly during the second quarter of this fiscal year rising 27 percent over the year ago quarter.  This increase was led by sales of Datatrace products which increased 44 percent in the current quarter compared to the year ago period.  The medical product line was also strong rising 16 percent compared to the previous year.  The Nusonics products produced an eight percent decline during the quarter, which was due to a backlog of sales with longer production lead times that will ship in the next quarter.

          For the first six months of the fiscal year, sales rose 11 percent.  For the six month period, Datatrace products led the gain rising 15 percent compared to the prior year period.  Medical products rose 10 percent during the period.  During the first six month, Nusonics products were down nine percent, but as discussed above, this trend should reverse as we ship backlogged product during the third quarter.

          As highlighted in the last quarterly report, the company has begun to transition from independent manufacturer’s representatives to direct sales personnel for domestic sales of its Datatrace products.  This change to our sales channels has increased our selling costs in the new fiscal year.  Our expectation is to raise our sales levels to overcome these cost increases. While we have shown good success during the first full quarter of operations under this change, it is still our belief that domestic sales growth of Datatrace products may be somewhat erratic over the next two to three quarters.

          Due to the strong increase in sales during the most recent quarter, we were able to overcome the increased marketing costs that we have taken on, and produced net income for the current quarter and first sixth months of the fiscal year that grew at a rate that exceeded the rate of sales growth.  For the quarter net income was 27 percent of sales and for the six month period net income was 25 percent of sales.  Diluted earnings per share grew at an even faster rate due to the company’s stock buyback program increasing 53 percent from prior year for the quarter and 16 percent for the first six months of the fiscal year.

          During the first six months of the fiscal year, the Company repurchased 106,397 shares of our common stock under a previously announced buyback plan at a cost of $1,317,000, and the Company’s cash and investments position decreased by $767,000 to $6,115,000.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2005 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended September 30		Six Months Ended September 30

	2005	2004	2005	2004

Net Sales	$2,961,000	$2,337,000	$5,401,000	$4,876,000
Cost of Goods	999,000	886,000	1,901,000	1,822,000
Gross Profit	1,962,000	1,451,000	3,500,000	3,054,000
Operating Expense	791,000	632,000	1,540,000	1,288,000
Operating Income	1,171,000	819,000	1,960,000	1,766,000
Other (Income) & Expense	(48,000)	(22,000)	(87,000)	(37,000)
Earnings Before Taxes	1,219,000	841,000	2,047,000	1,803,000
Income Taxes	418,000	293,000	706,000	629,000
Net Income	$801,000	$548,000	$1,341,000	$1,174,000
Earnings Per Share (Basic)	$.27	$.18	$.44	$.38
Earnings Per Share (Diluted)	$.26	$.17	$.43	$.37
Average Shares (Basic)	3,015,000	3,072,000	3,026,000	3,072,000
Average Shares (Diluted)	3,101,000	3,176,000	3,113,000	3,167,000

BALANCE SHEETS

	(Unaudited)
	Sept. 30 2005	March 31 2005

Cash and Short-term Investments	$6,115,000	$6,882,000
Other Current Assets	4,614,000	4,241,000
Total Current Assets	10,729,000	11,123,000
Property and Equipment	1,280,000	1,265,000
Other Assets	4,208,000	4,208,000
Total Assets	$16,217,000	$16,596,000
Liabilities	$1,152,000	$1,217,000
Stockholders’ Equity	15,065,000	15,379,000
Total Liabilities and Equity	$16,217,000	$16,596,000

SOURCE  Mesa Laboratories, Inc.
          -0-                                                  11/07/2005
          /CONTACT:  Luke R. Schmieder, President-CEO, or Steven W. Peterson, VP Finance-CFO, both of Mesa Laboratories, Inc., +1-303-987-8000/
          /Web site:  http://www.mesalabs.com /
          (MLAB)